Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Trustco Bank Corp NY of our report dated March 16, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Trustco Bank Corp NY for the year ended December 31, 2025, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ Crowe LLP

Boston, Massachusetts
May 22, 2026